Exhibit 10.2

Addendum to Services Agreement

This addendum (the “Addendum”), dated December 20, 2012 and effective June 1, 2010 (the “Effective Date”), is made by and between Alcobra Ltd., a company incorporated under the laws of the State of Israel (“Company”), and Top-notch Consulting 2009 Ltd., a company incorporated under the laws of the State of Israel (“Service Provider”).

All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to such terms in the Agreement, as defined below.

Whereas	the Company and Top-notch Finance 2003, a company under full common control as Service Provider (“Top-notch Finance”), have entered into a certain Services Agreement, dated March 1, 2008 (the “Agreement”); and

Whereas	the engagement with Top-notch Finance was suspended March 2009, and renewed as of the Effective Date with Service Provider, subject to certain modifications; and

Whereas	the parties now wish to fix such renewal, assignment and modification in writing;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, have agreed as follows:

1.	The preamble hereto constitutes an integral part hereof.

2.	For the avoidance of doubt, Service Provider assumes all rights, obligations and representations set forth in the Agreement with respect to Top-Notch Finance.

3.	The term of the Agreement has been renewed commencing the Effective Date and until terminated by either party upon 30 days written notice.

4.	Notwithstanding Section 2.1 to the Agreement, Service Provider Fees, as of the Effective Date, shall be a total monthly amount of NIS 13,500 plus VAT (NIS 3,500 for administrative services, and NIS 10,000 for use of offices).

5.	Notwithstanding Exhibit A, Section 2 of the Agreement, Office Services (including designation of offices for the exclusive use of Company’s personnel) shall be provided, at all times, with respect to Service Provider’s offices at applicable time (as of the Effective Date and the date hereof, such are located at 65 Rothschild Blvd., Tel-Aviv, Israel).

6.	All other provisions of the Agreement shall continue in full force and effect with the necessary changes resulting from this Addendum.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Alcobra Ltd.		Top-notch Consulting 2009 Ltd.

By:	/s/ Yaron Daniely	By:	/s/ Udi Gilboa

Name: Yaron Daniely		Name: Udi Gilboa

Title: CEO		Title: CEO

EXHIBIT TO THE ADDENDUM

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made as of the 1s` day of March, 2008, by and among Alcobra Ltd., a company organized under the laws of the Israel (the "Company") and Top-notch Finance (2003) Ltd. a company organized under the laws of the Israel (the “Service Provider”).

WITNESSETH:

WHEREAS	The Service Provider wishes to render the Company with the Office Services (as defined below); and

WHEREAS	The Company wishes to receive such Office Services from the Service Provider.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, have agreed as follows:

1.	Office Services

Subject to the terms and conditions of this agreement, as of March 1st, 2008 the Service Provider shall render the Company with the Office Services specified in Exhibit A attached hereto (the “Office Services”).

2.	Compensation

2.1.	In consideration for the Office Services rendered by the Service Provider, the Company shall pay the Service Provider monthly fees in the amount of US$ 2,000 + VAT as applicable (the “Service Provider Fees”). The rate of the 1 US$ will not be lower than 4 NIS.

2.2.	The Service Provider Fees shall be paid by the Company during the term of this Agreement on the first day of each month in respect of such month. Upon payment, Consultant will furnish to the Company an invoice and a receipt.

2.3.	It is expressly agreed that except as set forth in this section 2, the Service Provider shall not be entitled to any further compensation, reimbursement of expenses, fees, commissions etc. in connection with the performance of the Office Services.

3.	Term and Termination

3.1.	This Agreement shall become effective on March 1st, 2008 and shall continue until terminated by either party.

3.2.	Either party may terminate this Agreement at will by delivering a 30-days prior written notice to the other party.

4.	Independent Contractor

The status of the Service Provider in providing the Office Services to the Company, according to this Agreement, shall be that of an independent contractor and nothing herein contained shall be so construed as to constitute the relationship with the Company hereby created as an employment, partnership, joint venture or agency relationship, or as any other relationship, other than that of an independent contractor, as aforesaid.

5.	Governing Law

This agreement and the right of the parties hereunder shall be governed by and interpreted in accordance with the laws of the state of Israel. Any conflicts and/or disputes should be brought for decision before the competent court in Tel-Aviv, Israel.

6.	Amendments and Waivers

No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by both of the parties to this Agreement. Any of the terms and conditions of this Agreement may be waived at any time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of the provision or of any other provision hereof

7.	Severability

In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

8.	Notices

All notices, request, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by fax, or mailed, by registered or certified mail, to the addresses set forth above (or to such other address and fax numbers as either party shall designate by notice in writing to the other in accordance herewith). Notices sent by fax shall be deemed to have been given upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, notices sent by mail shall be deemed to have been given 96 hours after delivery.

IN WITNESS HEREOF, the undersigned have executed this Agreement as of date above first written.

Alcobra Ltd.		Top-Notch Finance 2003 Ltd.

By:	/s/ Rina Yamin	By:	/s/ Udi Gilboa

Name: Rina Yamin		Name: Udi Gilboa

Title: CEO		Title: CEO

Exhibit A

The Office Services

8.1.1.	Secretarial services between the hours of 09.00 AM-17.00 PM Sunday till Thursday. In the event there is a need for additional secretarial services after -ne said hours_ no additional charge will be charged.

8.1.2.	The Company may use the offices of the Service Provider located at 53 Hashalom Rd. Givatayim, as shall be agreed between the parties to this Agreement.

8.1.3.	In addition, the company may use the meeting room, Kitchen and reception without limit.

8.1.4.	The company will receive an executive room for the use of the company's CEO.

8.1.5.	All land line communication (domestic and international).

8.1.6.	All other reasonable office services.

8.1.7.	Payment will include all of the services and will include rent, maintenance fee, Arnona and all other services.

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